Exhibit 99.1

RBB Bancorp Reports Fourth Quarter and Fiscal Year 2024 Earnings

Los Angeles, CA, February 3, 2025 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Highlights

●	Net income totaled $4.4 million, or $0.25 diluted earnings per share
●	Return on average assets of 0.44%, compared to 0.72% for the quarter ended September 30, 2024
●	Net interest margin of 2.76% compared to 2.68% for the quarter ended September 30, 2024
●	Book value and tangible book value per share(1) of $28.66 and $24.51 at December 31, 2024, compared to $28.81 and $24.64 at September 30, 2024

The Company reported net income of $4.4 million, or $0.25 diluted earnings per share, for the quarter ended December 31, 2024, compared to net income of $7.0 million, or $0.39 diluted earnings per share, for the quarter ended September 30, 2024. Net income for the year ended December 31, 2024 totaled $26.7 million, or $1.47 diluted earnings per share, compared to net income of $42.5 million, or $2.24 diluted earnings per share, for the year ended December 31, 2023.

“Declining funding costs and stable interest income drove net interest income and net interest margin higher in the fourth quarter,” said Johnny Lee, President of the Company and President and Chief Executive Officer of the Bank. “We continue to make good progress on our growth initiatives and expect we will resume loan growth in the first quarter and for the remainder of the year.  We did see an increase in nonperforming loans mainly due to one credit relationship that was downgraded late in the fourth quarter.  We are actively working to resolve our nonperforming loans as quickly as possible while minimizing the impact to earnings and capital.”

“We are saddened by the devastation caused by the recent fires in Los Angeles,” said David Morris, Chief Executive Officer of the Company. “We stand ready to support our community and neighbors as they begin the process of rebuilding.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $26.0 million for the fourth quarter of 2024, compared to $24.5 million for the third quarter of 2024. The $1.4 million increase was due to a $130,000 increase in interest income and a $1.3 million decrease in interest expense. The increase in interest income was mostly due to higher interest income on cash and investment securities of $1.1 million offset by lower interest income on total loans of $952,000. The decrease in loan interest income was mostly due to lower average loans of $9.8 million and a 10 basis point decrease in the average loan yield due to decreases in market rates and a change in the loan mix. The increase in cash and investment interest income was attributed to higher average balances and a higher investment portfolio yield, offset by a lower yield on cash. The decrease in interest expense was mostly due to a 33 basis point decrease in total average interest-bearing deposit rates offset by higher average interest-bearing deposits of $33.8 million in the fourth quarter of 2024.

Net interest margin (“NIM”) was 2.76% for the fourth quarter of 2024, an increase of 8 basis points from 2.68% for the third quarter of 2024. The increase was due to a 25 basis point decrease in the overall cost of funds, partially offset by a 15 basis point decrease in the yield on average interest-earning assets. The yield on average interest-earning assets decreased to 5.79% for the fourth quarter of 2024 from 5.94% for the third quarter of 2024 due mainly to a 55 basis point decrease in the yield on average cash and cash equivalents to 5.02%, a decrease in the loan yield of 10 basis points and the impact of a change in the mix of average-earnings assets. Average loans represented 82% of average interest-earning assets in the fourth quarter of 2024, a 2% decrease from the third quarter of 2024. The decrease in the loan yield was attributed mostly to a decrease in market rates and a change in the loan mix.

The overall cost of funds decreased to 3.32% in the fourth quarter of 2024 from 3.57% in the third quarter of 2024 due to a lower average cost of interest-bearing deposits. The overall funding mix for the fourth quarter of 2024 remained relatively unchanged from the third quarter of 2024 with the ratio of average noninterest-bearing deposits to average total funding sources of 16%. The all-in average spot rate for total deposits was 3.15% at December 31, 2024.

Net interest income was $99.4 million for the year ended December 31, 2024, compared to $119.3 million for the year ended December 31, 2023. The $19.9 million decrease was due to a $15.4 million increase in interest expense and a $4.5 million decrease in interest income. The decrease in interest income was mostly due to lower interest income on total loans of $9.7 million offset by higher interest income on interest-earning deposits of $4.7 million. The decrease in loan interest income was mostly due to lower average loans of $164.3 million. The increase in cash and investment interest income was attributed to higher average cash balances and a higher investment portfolio yield, offset by a lower average of investment securities. The increase in interest expense was mostly due to a 72 basis point increase in total average interest-bearing deposit rates and higher average interest-bearing deposits of $30.1 million in the year ended December 31, 2024.

NIM was 2.70% for the year ended December 31, 2024, a decrease of 46 basis points from 3.16% for the year ended December 31, 2023. The decrease was due to a 55 basis point increase in the overall cost of funds, partially offset by a 2 basis point increase in the yield on average interest-earning assets. The yield on average interest-earning assets increased to 5.88% for the year ended December 31, 2024 compared to the prior year due mainly to a 12 basis point increase in the yield on average cash and cash equivalents to 5.53%, an 18 basis point increase in the investment portfolio yield, offset by the impact of lower average loan balances. Average loans represented 83% of average interest-earning assets during 2024, and 85% during 2023.

The overall cost of funds increased to 3.49% in the year ended December 31, 2024 from 2.94% in the year ended December 31, 2023 due to a higher average cost of interest-bearing deposits in response to higher average market interest rates. The overall funding mix for December 31, 2024 remained relatively unchanged from the prior year with a ratio of average noninterest-bearing deposits to average total funding sources of 16%.

Provision for Credit Losses

The provision for credit losses was $6.0 million for the fourth quarter of 2024 compared to $3.3 million for the third quarter of 2024. The fourth quarter of 2024 provision for credit losses was due to an increase in specific reserves of $4.3 million and net charge-offs of $2.0 million, partially offset by lower general reserves. The fourth quarter increase in specific reserves included $4.5 million for a construction loan secured by a partially completed mixed-use commercial project. Fourth quarter net charge-offs included $1.8 million for nonaccrual loans that were moved to held for sale ("HFS"). Net charge-offs on an annualized basis represented 0.26% of average loans for the fourth quarter of 2024 compared to 0.16% for the third quarter of 2024. The fourth quarter provision also took into consideration factors such as changes in loan balances, the loan portfolio mix, the outlook for economic conditions and market interest rates, and changes in credit quality metrics, including higher nonperforming loans, and changes in special mention and substandard loans during the period.

The provision for credit losses was $9.9 million for the year ended December 31, 2024 compared to $3.4 million for the year ended December 31, 2023. The 2024 provision included the impact from an increase in specific reserves of $6.1 million and net charge-offs of $3.9 million. Net charge-offs totaled $3.9 million for the year ended December 31, 2024, compared to $3.1 million for the year ended December 31, 2023. Net charge-offs represented 0.13% of average loans for the fiscal year 2024 compared to 0.10% for the fiscal year 2023.

Noninterest Income

Noninterest income for the fourth quarter of 2024 was $2.7 million, a decrease of $3.0 million from $5.7 million for the third quarter of 2024. This decrease was mostly due to the third quarter of 2024 including a $2.8 million recovery of a fully charged off loan acquired in a bank acquisition.

Noninterest income for the year ended December 31, 2024 was $15.3 million, an increase of $317,000 from $15.0 million for the year ended December 31, 2023. This increase was mostly due to a $2.9 million increase in recoveries on purchased loans, a $1.2 million increase in gain on sale of loans and an $883,000 increase in gain on OREO, offset by income from a $5.0 million Community Development Financial Institution Equitable Recovery Program award that was recognized during 2023.

Noninterest Expense

Noninterest expense for the fourth quarter of 2024 was $17.6 million, an increase of $228,000 from $17.4 million for the third quarter of 2024. This increase was mostly due to higher legal and professional expenses of $397,000, partially offset by lower occupancy and equipment expenses of $115,000. The annualized noninterest expenses to average assets ratio was 1.76% for the fourth quarter of 2024, down from 1.78% for the third quarter of 2024. The efficiency ratio was 61.5% for the fourth quarter of 2024, up from 57.5% for the third quarter of 2024 due mostly to lower noninterest income as the third quarter included a $2.8 million recovery of a fully charged off loan acquired in a bank acquisition.

Noninterest expense for the year ended December 31, 2024 was $69.2 million, a decrease of $1.5 million from $70.7 million for the year ended December 31, 2023. This decrease was mostly due to lower legal and professional expenses of $3.7 million, partially offset by higher salaries and employee benefits of $1.6 million. The noninterest expenses to average assets ratio was 1.76% for the fiscal year 2024 and 2023. The efficiency ratio was 60.3% for the year ended December 31, 2024, up from 52.6% for the year ended December 31, 2023 due mostly to lower net interest income for 2024.

Income Taxes

The effective tax rate was 13.3% for the fourth quarter of 2024 and 26.9% for the third quarter of 2024. The decrease in the effective tax rate for the fourth quarter was due primarily to higher tax credits relative to pre-tax net income as compared to the prior quarter.

The effective tax rate was 25.3% for the year ended December 31, 2024 and 29.5% for the year ended December 31, 2023. The decrease in the effective tax rate for 2024 was due primarily to higher tax credits as compared to the prior year.

Balance Sheet

At December 31, 2024, total assets were $4.0 billion, a $2.0 million increase compared to September 30, 2024, and a $33.5 million decrease compared to December 31, 2023.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.1 billion as of December 31, 2024, a decrease of $38.7 million compared to September 30, 2024 and a $21.4 million increase compared to December 31, 2023. The decrease from September 30, 2024 was primarily due to a $51.3 million decrease in commercial real estate ("CRE") loans, a $6.9 million decrease in construction and land development ("C&D") loans and an $826,000 decrease in Small Business Administration ("SBA") loans, partially offset by a $20.6 million increase in single-family residential ("SFR") mortgages and a $724,000 increase in commercial and industrial ("C&I") loans. The loan to deposit ratio was 97.5% at December 31, 2024, compared to 98.6% at September 30, 2024 and 94.2% at December 31, 2023.

As of December 31, 2024, available-for-sale securities totaled $420.2 million, an increase of $114.5 million from September 30, 2024, primarily related to the purchase of $79.2 million in short-term commercial paper. As of December 31, 2024, net unrealized losses totaled $29.2 million, a $6.0 million increase due mostly to increases in treasury rates, when compared to net unrealized losses of $23.2 million as of September 30, 2024.

Deposits

Total deposits were $3.1 billion as of December 31, 2024, an $8.4 million decrease compared to September 30, 2024 and a $91.0 million decrease compared to December 31, 2023. The decrease during the fourth quarter of 2024 was due to a $27.8 million decrease in interest-bearing deposits, while noninterest-bearing deposits increased $19.4 million to $563.0 million as of December 31, 2024 compared to $543.6 million as of September 30, 2024. The decrease in interest-bearing deposits included a decrease in time deposits of $24.7 million and non-maturity deposits of $3.1 million. Wholesale deposits remained relatively unchanged at $147.5 million at December 31, 2024 compared to $147.3 million at September 30, 2024. Noninterest-bearing deposits represented 18.3% of total deposits at December 31, 2024 compared to 17.6% at September 30, 2024.

Credit Quality

Nonperforming assets totaled $81.0 million, or 2.03% of total assets, at December 31, 2024, compared to $60.7 million, or 1.52% of total assets, at September 30, 2024. The $20.4 million increase in nonperforming assets was due to the addition of one $26.4 million C&D loan, $2.0 million in SFR loans and $890,000 in SBA loans that migrated to nonaccrual status during the fourth quarter of 2024, partially offset by payoffs and paydowns of $6.7 million and partial charge-offs of $2.0 million.

Nonperforming assets at December 31, 2024 include loans HFS with a total fair value of $11.2 million, which were transferred from HFI during the fourth quarter of 2024 after a $1.8 million charge-off against the allowance for credit losses. These loans were reported as nonperforming loans at September 30, 2024.

Special mention loans totaled $65.3 million, or 2.14% of total loans, at December 31, 2024, compared to $77.5 million, or 2.51% of total loans, at September 30, 2024. The $12.2 million decrease was primarily due to CRE loans totaling $11.8 million that were upgraded to pass-rated and $1.8 million in payoffs and paydowns, offset by CRE loans totaling $1.4 million downgraded during the fourth quarter of 2024. All special mention loans are paying current.

Substandard loans totaled $100.3 million, of which $11.2 million were HFS at December 31, 2024, compared to $79.8 million at September 30, 2024. This $20.5 million increase was primarily due to downgrades of one $26.4 million C&D loan, SFR loans totaling $2.0 million, C&I loans totaling $1.9 million and SBA loans totaling $747,000. These downgrades were offset by payoffs and paydowns totaling $6.5 million, upgrades totaling $2.0 million and partial charge-offs totaling $2.0 million. Of the total substandard loans at December 31, 2024, there are $19.3 million on accrual status, including an $11.7 million C&D loan that was in the process of renewal and also included in the 30-89 day delinquent category below.

30-89 day delinquent loans, excluding nonperforming loans, totaled $22.1 million at December 31, 2024, compared to $10.6 million at September 30, 2024. The $11.5 million increase was mostly due to one $11.7 million C&D loan in process of renewal for a completed multifamily project at December 31, 2024, and since year end, it has been brought current and paid down by $1.5 million. Other changes in delinquent loans included additions totaling $5.5 million, offset by $3.2 million that returned to current status, $1.8 million that migrated to nonaccrual status and $735,000 in payoffs.

As of December 31, 2024, the allowance for credit losses totaled $48.5 million and was comprised of an allowance for loan losses of $47.7 million and a reserve for unfunded commitments of $729,000 (included in “Accrued interest and other liabilities”). This compares to the allowance for credit losses of $44.5 million comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded commitments of $779,000 at September 30, 2024. The $4.0 million increase in the allowance for credit losses for the fourth quarter of 2024 was due to a $6.0 million provision for credit losses offset by net charge-offs of $2.0 million. The increase in charge-offs in the fourth quarter of 2024 was primarily due to a decrease in the estimated fair value of collateral dependent loans and loans moved to HFS. The allowance for loan losses as a percentage of loans HFI increased to 1.56% at December 31, 2024, compared to 1.41% at September 30, 2024, due to an increase in specific reserves on one C&D loan mentioned previously. The allowance for loan losses as a percentage of nonperforming loans HFI was 68% at December 31, 2024, a decrease from 72% at September 30, 2024.

	For the Three Months Ended December 31, 2024			For the Year Ended December 31, 2024
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$43,685	$779	$44,464	$41,903	$640	$42,543
Provision for (reversal of) credit losses	6,050	(50)	6,000	9,768	89	9,857
Less loans charged-off	(2,092)	—	(2,092)	(4,083)	—	(4,083)
Recoveries on loans charged-off	86	—	86	141	—	141
Ending balance	$47,729	$729	$48,458	$47,729	$729	$48,458

Shareholders' Equity

At December 31, 2024, total shareholders' equity was $507.9 million, a $1.9 million decrease compared to September 30, 2024, and a $3.4 million decrease compared to December 31, 2023. The decrease in shareholders' equity for the fourth quarter of 2024 was due to higher net unrealized losses on available-for-sale securities of $4.2 million and common stock cash dividends paid of $2.9 million, offset by net income of $4.4 million, and equity compensation activity of $794,000. The decrease in shareholders' equity for the year ended 2024 was due to common stock repurchases of $20.7 million, common stock cash dividends paid of $11.7 million and higher net unrealized losses on available-for-sale securities of $744,000, offset by net income of $26.7 million, and equity compensation activity of $3.1 million. Book value per share and tangible book value per share(1) decreased to $28.66 and $24.51 at December 31, 2024, down from $28.81 and $24.64 at September 30, 2024 and up from $27.47 and $23.48 at December 31, 2023.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2024, the Company had total assets of $4.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, February 4, 2025, to discuss the Company’s fourth quarter 2024 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 834092, conference ID RBBQ424. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 51830, approximately one hour after the conclusion of the call and will remain available through February 5, 2025.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, including direct and indirect costs and impacts on clients, the Company and its employees from the January 2025 Los Angeles County wildfires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2023, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Assets
Cash and due from banks	$27,747	$26,388	$23,313	$21,887	$22,671
Interest-earning deposits with financial institutions	229,998	323,002	229,456	247,356	408,702
Cash and cash equivalents	257,745	349,390	252,769	269,243	431,373
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	420,190	305,666	325,582	335,194	318,961
Investment securities held to maturity	5,191	5,195	5,200	5,204	5,209
Loans held for sale	11,250	812	3,146	3,903	1,911
Loans held for investment	3,053,230	3,091,896	3,047,712	3,027,361	3,031,861
Allowance for loan losses	(47,729)	(43,685)	(41,741)	(41,688)	(41,903)
Net loans held for investment	3,005,501	3,048,211	3,005,971	2,985,673	2,989,958
Premises and equipment, net	24,601	24,839	25,049	25,363	25,684
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	60,296	59,889	59,486	59,101	58,719
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	6,985	7,256	7,545	7,794	8,110
Core deposit intangibles	2,011	2,194	2,394	2,594	2,795
Right-of-use assets	28,048	29,283	30,530	31,231	29,803
Accrued interest and other assets	83,561	70,644	63,416	65,608	66,404
Total assets	$3,992,477	$3,990,477	$3,868,186	$3,878,006	$4,026,025
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$563,012	$543,623	$542,971	$539,517	$539,621
Savings, NOW and money market accounts	663,034	666,089	647,770	642,840	632,729
Time deposits, $250,000 and under	1,007,452	1,052,462	1,014,189	1,083,898	1,190,821
Time deposits, greater than $250,000	850,291	830,010	818,675	762,074	811,589
Total deposits	3,083,789	3,092,184	3,023,605	3,028,329	3,174,760
FHLB advances	200,000	200,000	150,000	150,000	150,000
Long-term debt, net of issuance costs	119,529	119,433	119,338	119,243	119,147
Subordinated debentures	15,156	15,102	15,047	14,993	14,938
Lease liabilities - operating leases	29,705	30,880	32,087	32,690	31,191
Accrued interest and other liabilities	36,421	23,150	16,818	18,765	24,729
Total liabilities	3,484,600	3,480,749	3,356,895	3,364,020	3,514,765
Shareholders' equity:
Common stock	259,957	259,280	266,160	271,645	271,925
Additional paid-in capital	3,645	3,520	3,456	3,348	3,623
Retained earnings	264,460	262,946	262,518	259,903	255,152
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(20,257)	(16,090)	(20,915)	(20,982)	(19,512)
Total shareholders' equity	507,877	509,728	511,291	513,986	511,260
Total liabilities and shareholders’ equity	$3,992,477	$3,990,477	$3,868,186	$3,878,006	$4,026,025

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest and dividend income:
Interest and fees on loans	$46,374	$47,326	$45,895	$184,567	$194,264
Interest on interest-earning deposits	3,641	3,388	4,650	15,422	10,746
Interest on investment securities	3,962	3,127	3,706	14,331	14,028
Dividend income on FHLB stock	330	326	312	1,314	1,125
Interest on federal funds sold and other	248	258	269	1,027	985
Total interest and dividend income	54,555	54,425	54,832	216,661	221,148
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,671	5,193	4,026	19,295	12,205
Interest on time deposits	21,361	22,553	22,413	89,086	76,837
Interest on long-term debt and subordinated debentures	1,660	1,681	2,284	6,699	9,951
Interest on FHLB advances	886	453	440	2,217	2,869
Total interest expense	28,578	29,880	29,163	117,297	101,862
Net interest income before provision for credit losses	25,977	24,545	25,669	99,364	119,286
Provision for (reversal of) credit losses	6,000	3,300	(431)	9,857	3,362
Net interest income after provision for (reversal of) credit losses	19,977	21,245	26,100	89,507	115,924
Noninterest income:
Service charges and fees	988	1,071	972	4,115	4,172
Gain on sale of loans	376	447	116	1,586	374
Loan servicing fees, net of amortization	492	605	616	2,265	2,576
Increase in cash surrender value of life insurance	407	403	374	1,577	1,409
(Loss) gain on OREO	—	—	(57)	1,016	133
Other income	466	3,220	5,373	4,776	6,354
Total noninterest income	2,729	5,746	7,394	15,335	15,018
Noninterest expense:
Salaries and employee benefits	9,927	10,008	8,860	39,395	37,795
Occupancy and equipment expenses	2,403	2,518	2,387	9,803	9,629
Data processing	1,499	1,472	1,357	5,857	5,326
Legal and professional	1,355	958	1,291	4,453	8,198
Office expenses	399	348	349	1,455	1,512
Marketing and business promotion	251	252	241	864	1,132
Insurance and regulatory assessments	677	658	1,122	3,298	3,165
Core deposit premium	182	200	215	784	923
Other expenses	956	1,007	571	3,254	3,016
Total noninterest expense	17,649	17,421	16,393	69,163	70,696
Income before income taxes	5,057	9,570	17,101	35,679	60,246
Income tax expense	672	2,571	5,028	9,014	17,781
Net income	$4,385	$6,999	$12,073	$26,665	$42,465

Net income per share
Basic	$0.25	$0.39	$0.64	$1.47	$2.24
Diluted	$0.25	$0.39	$0.64	$1.47	$2.24
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.64	$0.64
Weighted-average common shares outstanding
Basic	17,704,992	17,812,791	18,887,501	18,121,764	18,965,346
Diluted	17,796,840	17,885,359	18,900,351	18,183,319	18,985,233

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$308,455	$3,890	5.02%	$260,205	$3,646	5.57%	$333,940	$4,919	5.84%
FHLB Stock	15,000	330	8.75%	15,000	326	8.65%	15,000	312	8.25%
Securities
Available for sale (2)	361,253	3,939	4.34%	298,948	3,105	4.13%	329,426	3,684	4.44%
Held to maturity (2)	5,194	48	3.68%	5,198	46	3.52%	5,212	46	3.50%
Total loans	3,059,786	46,374	6.03%	3,069,578	47,326	6.13%	3,055,232	45,895	5.96%
Total interest-earning assets	3,749,688	$54,581	5.79%	3,648,929	$54,449	5.94%	3,738,810	$54,856	5.82%
Total noninterest-earning assets	244,609			242,059			253,385
Total average assets	$3,994,297			$3,890,988			$3,992,195

Interest-bearing liabilities
NOW	53,879	254	1.88%	$55,757	$277	1.98%	$54,378	$214	1.56%
Money market	463,850	3,735	3.20%	439,936	4,093	3.70%	422,582	3,252	3.05%
Saving deposits	162,351	682	1.67%	164,515	823	1.99%	148,354	560	1.50%
Time deposits, $250,000 and under	1,034,946	11,583	4.45%	1,037,365	12,312	4.72%	1,162,014	13,244	4.52%
Time deposits, greater than $250,000	835,583	9,778	4.66%	819,207	10,241	4.97%	781,833	9,169	4.65%
Total interest-bearing deposits	2,550,609	26,032	4.06%	2,516,780	27,746	4.39%	2,569,161	26,439	4.08%
FHLB advances	200,000	886	1.76%	150,543	453	1.20%	150,000	440	1.16%
Long-term debt	119,466	1,295	4.31%	119,370	1,295	4.32%	155,536	1,895	4.83%
Subordinated debentures	15,121	365	9.60%	15,066	386	10.19%	14,902	389	10.36%
Total interest-bearing liabilities	2,885,196	28,578	3.94%	2,801,759	29,880	4.24%	2,889,599	29,163	4.00%
Noninterest-bearing liabilities
Noninterest-bearing deposits	539,900			528,081			535,554
Other noninterest-bearing liabilities	56,993			52,428			61,858
Total noninterest-bearing liabilities	596,893			580,509			597,412
Shareholders' equity	512,208			508,720			505,184
Total liabilities and shareholders' equity	$3,994,297			$3,890,988			$3,992,195
Net interest income / interest rate spreads		$26,003	1.85%		$24,569	1.70%		$25,693	1.82%
Net interest margin			2.76%			2.68%			2.73%

Total cost of deposits	$3,090,509	$26,032	3.35%	$3,044,861	$27,746	3.63%	$3,104,715	$26,439	3.38%
Total cost of funds	$3,425,096	$28,578	3.32%	$3,329,840	$29,880	3.57%	$3,425,153	$29,163	3.38%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Year Ended
	December 31, 2024			December 31, 2023
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$297,331	$16,449	5.53%	$216,851	$11,731	5.41%
FHLB Stock	15,000	1,314	8.76%	15,000	1,125	7.50%
Securities
Available for sale (2)	324,644	14,242	4.39%	331,357	13,928	4.20%
Held to maturity (2)	5,200	188	3.62%	5,509	198	3.59%
Total loans	3,041,337	184,567	6.07%	3,205,625	194,264	6.06%
Total interest-earning assets	3,683,512	$216,760	5.88%	3,774,342	$221,246	5.86%
Total noninterest-earning assets	243,258			246,980
Total average assets	$3,926,770			$4,021,322

Interest-bearing liabilities
NOW	$56,158	1,105	1.97%	$58,191	$725	1.25%
Money market	436,925	15,231	3.49%	429,102	10,565	2.46%
Saving deposits	162,243	2,959	1.82%	126,062	915	0.73%
Time deposits, $250,000 and under	1,074,291	50,059	4.66%	1,146,513	47,150	4.11%
Time deposits, greater than $250,000	803,187	39,027	4.86%	742,839	29,687	4.00%
Total interest-bearing deposits	2,532,804	108,381	4.28%	2,502,707	89,042	3.56%
FHLB advances	162,705	2,217	1.36%	172,219	2,869	1.67%
Long-term debt	119,324	5,182	4.34%	169,182	8,477	5.01%
Subordinated debentures	15,039	1,517	10.09%	14,821	1,474	9.95%
Total interest-bearing liabilities	2,829,872	117,297	4.14%	2,858,929	101,862	3.56%
Noninterest-bearing liabilities
Noninterest-bearing deposits	531,458			602,291
Other noninterest-bearing liabilities	53,970			59,562
Total noninterest-bearing liabilities	585,428			661,853
Shareholders' equity	511,470			500,540
Total liabilities and shareholders' equity	$3,926,770			$4,021,322
Net interest income / interest rate spreads		$99,463	1.74%		$119,384	2.30%
Net interest margin			2.70%			3.16%

Total cost of deposits	$3,064,262	$108,381	3.54%	$3,104,998	$89,042	2.87%
Total cost of funds	$3,361,330	$117,297	3.49%	$3,461,220	$101,862	2.94%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Year Ended December 31,
	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Per share data (common stock)
Book value	$ 28.66	$28.81	$27.47	$28.66	$27.47
Tangible book value (1)	$ 24.51	$24.64	$23.48	$24.51	$23.48
Performance ratios
Return on average assets, annualized	0.44%	0.72%	1.20%	0.68%	1.06%
Return on average shareholders' equity, annualized	3.41%	5.47%	9.48%	5.21%	8.48%
Return on average tangible common equity, annualized (1)	3.98%	6.40%	11.12%	6.09%	9.97%
Noninterest income to average assets, annualized	0.27%	0.59%	0.73%	0.39%	0.37%
Noninterest expense to average assets, annualized	1.76%	1.78%	1.63%	1.76%	1.76%
Yield on average earning assets	5.79%	5.94%	5.82%	5.88%	5.86%
Yield on average loans	6.03%	6.13%	5.96%	6.07%	6.06%
Cost of average total deposits (2)	3.35%	3.63%	3.38%	3.54%	2.87%
Cost of average interest-bearing deposits	4.06%	4.39%	4.08%	4.28%	3.56%
Cost of average interest-bearing liabilities	3.94%	4.24%	4.00%	4.14%	3.56%
Net interest spread	1.85%	1.70%	1.82%	1.74%	2.30%
Net interest margin	2.76%	2.68%	2.73%	2.70%	3.16%
Efficiency ratio (3)	61.48%	57.51%	49.58%	60.30%	52.64%
Common stock dividend payout ratio	64.00%	41.03%	25.00%	43.54%	28.57%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Credit Quality Data:
Special mention loans	$65,329	$77,501	$32,842
Special mention loans to total loans	2.14%	2.51%	1.08%
Substandard loans HFI	$89,141	$79,831	$61,099
Substandard loans HFS	$11,195	$—	$—
Substandard loans HFI to total loans HFI	2.92%	2.58%	2.02%
Loans 30-89 days past due, excluding nonperforming loans	$22,086	$10,625	$16,803
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.72%	0.34%	0.55%
Nonperforming loans HFI	$69,843	$60,662	$31,619
Nonperforming loans HFS	$11,195	$—	$—
OREO	$—	$—	$—
Nonperforming assets	$81,038	$60,662	$31,619
Nonperforming loans HFI to total loans HFI	2.29%	1.96%	1.04%
Nonperforming assets to total assets	2.03%	1.52%	0.79%

Allowance for loan losses	$47,729	$43,685	$41,903
Allowance for loan losses to total loans HFI	1.56%	1.41%	1.38%
Allowance for loan losses to nonperforming loans HFI	68.34%	72.01%	132.52%
Net charge-offs	$2,006	$1,201	$109
Net charge-offs to average loans	0.26%	0.16%	0.01%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.08%	11.13%	11.06%
Tier 1 leverage ratio	11.92%	12.19%	11.99%
Tier 1 common capital to risk-weighted assets	17.94%	18.16%	19.07%
Tier 1 capital to risk-weighted assets	18.52%	18.75%	19.69%
Total capital to risk-weighted assets	24.49%	24.80%	25.92%

(1)	December 31, 2024 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of December 31, 2024		As of September 30, 2024		As of December 31, 2023
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$129,585	4.2%	$128,861	4.2%	$130,096	4.3%
SBA	47,263	1.5%	48,089	1.6%	52,074	1.7%
Construction and land development	173,290	5.7%	180,196	5.8%	181,469	6.0%
Commercial real estate (1)	1,201,420	39.3%	1,252,682	40.5%	1,167,857	38.5%
Single-family residential mortgages	1,494,022	48.9%	1,473,396	47.7%	1,487,796	49.1%
Other loans	7,650	0.4%	8,672	0.2%	12,569	0.4%
Total loans (2)	$3,053,230	100.0%	$3,091,896	100.0%	$3,031,861	100.0%
Allowance for loan losses	(47,729)		(43,685)		(41,903)
Total loans, net	$3,005,501		$3,048,211		$2,989,958

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $488, $467, and $542 as of December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

Deposits	As of December 31, 2024		As of September 30, 2024		As of December 31, 2023
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$563,012	18.3%	$543,623	17.6%	$539,621	17.0%
Savings, NOW and money market accounts	663,034	21.5%	666,089	21.5%	632,729	19.9%
Time deposits, $250,000 and under	882,438	28.6%	926,877	30.0%	876,918	27.6%
Time deposits, greater than $250,000	827,854	26.8%	808,304	26.1%	719,892	22.7%
Wholesale deposits (1)	147,451	4.8%	147,291	4.8%	405,600	12.8%
Total deposits	$3,083,789	100.0%	$3,092,184	100.0%	$3,174,760	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2024, September 30, 2024, and December 31, 2023.

(dollars in thousands, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2023
Tangible common equity:
Total shareholders' equity	$507,877	$509,728	$511,260
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,011)	(2,194)	(2,795)
Tangible common equity	$434,368	$436,036	$436,967
Tangible assets:
Total assets-GAAP	$3,992,477	$3,990,477	$4,026,025
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,011)	(2,194)	(2,795)
Tangible assets	$3,918,968	$3,916,785	$3,951,732
Common shares outstanding	17,720,416	17,693,416	18,609,179
Common equity to assets ratio	12.72%	12.77%	12.70%
Tangible common equity to tangible assets ratio	11.08%	11.13%	11.06%
Book value per share	$28.66	$28.81	$27.47
Tangible book value per share	$24.51	$24.64	$23.48

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Year Ended December 31,
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Net income available to common shareholders	$4,385	$6,999	$12,073	$26,665	$42,465
Average shareholders' equity	512,208	508,720	505,184	511,470	500,540
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(2,129)	(2,326)	(2,935)	(2,425)	(3,282)
Adjusted average tangible common equity	$438,581	$434,896	$430,751	$437,547	$425,760
Return on average common equity	3.41%	5.47%	9.48%	5.21%	8.48%
Return on average tangible common equity	3.98%	6.40%	11.12%	6.09%	9.97%